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                                                                    EXHIBIT 11.1



              STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE

THREE MONTHS ENDED JUNE 30, 2000
--------------------------------
                    Net Loss        Weighted Average Shares Outstanding          Loss per Share
                    --------        -----------------------------------          --------------
Basic             $1,282,000        divided by       11,307,000            =          $0.11
Diluted           $1,282,000        divided by       11,307,000            =          $0.11

SIX MONTHS ENDED JUNE 30, 2000

                    Net Loss        Weighted Average Shares Outstanding          Loss per Share
                    --------        -----------------------------------          --------------
Basic             $2,940,000        divided by       11,289,000            =          $0.26
Diluted           $2,940,000        divided by       11,289,000            =          $0.26